Exhibit 99.1

1ST COLONIAL BANCORP, INC.

For Immediate Release

For more information, contact

Gerry Banmiller at 856-858-1100

PRESS RELEASE

1ST COLONIAL BANCORP REPORTS INCREASES IN ASSETS, AND LOANS.

Collingswood, New Jersey; July 29, 2004 – 1st Colonial Bancorp, Inc. (OTC:FCOB), the holding company for 1st Colonial National Bank, today announced that its total assets and loans at June 30, 2004 had increased by 5.5% and 11.5%, respectively, since December 31, 2003.  It also reported that for the 6 months ended June 30, 2004, it had net income of $233,000, representing an $8,000 or 3.6% increase over the comparable period in the prior year.  Gerry Banmiller, the President and Chief Executive Officer of 1st Colonial, said “the success of our recent public offering will enable the bank to continue to grow.  The bank has filed an application to open an additional full service branch in Mount Holly, NJ.  As a leading community bank in our market area, we intend to continue to strive to meet the banking needs of our local businesses and residents.”

At June 30, 2004, 1st Colonial reported $124.6 million in assets, $74.5 million in loans.  These amounts reflect an increase of $6.5 million in assets and $7.7 million in loans from December 31, 2003.

1st Colonial also reported a 10.2% increase in year-to-date net interest income.  Net interest income was $1.9 million for the six months ended June 30, 2004 compared to $1.7 million for the comparable period ended June 30, 2003.  According to Gerry Banmiller, the bank was able to grow its loan portfolio due to the strong relationships it has with its borrowers.

Despite 1st Colonial’s 3.6% increase in net income for the six months ended June 30, 2004 compared to the comparable period in 2003, its diluted earnings per share decreased to $0.13 for 2004 from $0.16 for the prior period.  This decrease was due to the issuance of 828,000 additional shares of common stock in 1st Colonial’s public offering, which was completed in April 2004.

On April 15, 2004, the Company issued a 5% stock dividend to shareholders of record as of April 1, 2004.  Banmiller noted, “this is the third year in a row that we have issued a stock dividend.”  On April 26, 2004, the Company completed its public offering of common stock.  In the offering, underwritten by Ryan Beck & Co., Inc., the Company sold 828,000 shares and realized net proceeds of approximately $7.7 million.

Highlights as of June 30, 2004 and December 31, 2003, and comparing the three and six months ended June 30, 2004 to the three and six months ended June 30, 2003 include the following (dollars in thousands, except per share data):

	At June 30, 2004	At December 31, 2003	$ increase/ (decrease)	% increase/ (decrease)

Total Assets	$124,554	$118,072	$6,482	5.5%
Total Loans	74,537	66,831	7,706	11.5%
Total Deposits	103,150	104,323	(1,173)	(1.1)%
Shareholders’ Equity	16,795	9,551	7,244	75.8%

	For the Three Months Ended		$ increase/	% increase/
	June 30, 2004	June 30, 2003	(decrease)	(decrease)

Net Interest Income	$953	$845	$108	12.8%
Provision for Loan Losses	68	60	8	13.3%
Other Income	82	82	—	—
Other Expense	764	681	83	12.2%
Net Income	123	111	12	10.8%
Earnings Per Share, Diluted	0.06	0.08	(0.02)	(25.0)%

	For the Six Months Ended		$ increase/	% increase/
	June 30, 2004	June 30, 2003	(decrease)	(decrease)

Net Interest Income	$1,864	$1,692	$172	10.2%
Provision for Loan Losses	125	120	5	4.2%
Other Income	141	143	(2)	(1.4)%
Other Expense	1,494	1,338	156	11.7%
Net Income	233	225	8	3.6%
Earnings Per Share, Diluted	0.13	0.16	(0.03)	(18.8)%

1st Colonial National Bank is a locally managed community bank located in Collingswood, New Jersey.  The bank strives to offer highly personalized service combined with extended lobby and drive-through hours, and low fees and charges.  The bank services consumers as well as small- to mid-sized businesses.  Services include free personal checking, savings, money market and certificates of deposit accounts.  In addition, the bank offers consumer and commercial loans, lines of credit, home equity loans, ATM cards, debit cards, free internet banking and free telephone banking.

This Release contains forward-looking statements.  These statements are not historical facts and include statements about management’s strategies and expectations about programs, products, and opportunities.  Such forward-looking statements involve certain risks and uncertainties.  Because of such risks and uncertainties, actual results and performance may be materially different from results indicated by these forward-looking statements.  Factors that might cause a difference include, but are not limited to, general economic conditions; changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the bank’s operations, pricing, products and services.  More detailed information concerning 1st Colonial’s financial condition and results of operations can be found in the company’s annual and quarterly reports filed with the Securities and Exchange Commission.  These reports can be accessed over the Internet at www.sec.gov.  More information on 1st Colonial can be found online at www.1stColonial.com or by telephoning 1st Colonial’s main branch at 856-858-1100.